UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2026

MannKind Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-50865	13-3607736
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Casper Street
Danbury, Connecticut	06810
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (818) 661-5000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MNKD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

On July 23, 2026, MannKind Corporation, a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement with certain institutional accredited investors (the “Investors”), pursuant to which the Company agreed to sell and issue to the Investors an aggregate of 10,440,838 shares (“Shares”) of the Company’s common stock, par value $0.01 (“Common Stock”), at a purchase price of $3.89 per Share, and in lieu of shares of Common Stock, pre-funded warrants to purchase an aggregate of 2,412,632 shares of Common Stock (“Warrant Shares”), at a purchase price of $3.88 per Warrant Share underlying the pre-funded warrants, in a private placement transaction (the “Private Placement”).

The closing of the Private Placement occurred on July 24, 2026 (the “Closing”). The total gross proceeds received by the Company from the Private Placement, before expenses, were approximately $50.0 million. The Company intends to use the net proceeds from the Private Placement for general corporate purposes, including funding the Company’s $45.0 million contingent value rights payment obligation triggered by the U.S. Food and Drug Administration’s approval of Furoscix ReadyFlow™ (furosemide injection).

The pre-funded warrants have an exercise price of $0.01 per Warrant Share, subject to customary adjustments, and will not expire until exercised in full. The pre-funded warrants are also exercisable on a net exercise “cashless” basis. The pre-funded warrants may not be exercised if the aggregate number of shares of Common Stock beneficially owned by the holder thereof immediately following such exercise would exceed a specified beneficial ownership limitation, not to exceed 19.99%.

The Company relied on the exemption from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof. Each of the Investors provided representations appropriate for a private placement of securities. Restrictive legends were affixed to the Shares and the pre-funded warrants.

In connection with the Private Placement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors, pursuant to which the Company agreed to prepare and file, within 30 days of the Closing, subject to certain allowable delays, a registration statement with the Securities and Exchange Commission to register for resale the Shares and the Warrant Shares.

The foregoing summaries of the pre-funded warrants and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the form of pre-funded warrant and form of Registration Rights Agreement, which are filed with this report as Exhibits 4.1 and 4.2, respectively.

On July 24, 2026, the Company issued a press release announcing the Private Placement, a copy of which is filed as Exhibit 99.1 to this report.

Item 8.01	Other Events.

On July 23, 2026, the U.S. Food and Drug Administration approved Furoscix ReadyFlow™ (furosemide injection) for the treatment of edema (fluid overload) in adults with heart failure or chronic kidney disease.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Pre-Funded Warrant to Purchase Common Stock

4.2	Form of Registration Rights Agreement

99.1	Press Release of MannKind Corporation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MannKind Corporation

Date: July 24, 2026	By:	/s/ David Thomson
David Thomson, Ph.D., J.D.
Executive Vice President, General Counsel and Secretary